Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardinal Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-106694, 333-111672, 333-111673, 333-127395, 333-134923, 333-134934, and 333-174316) on Form S-8 of Cardinal Financial Corporation of our report dated June 26, 2015, with respect to the statement of assets available for benefits (modified cash basis) of the Cardinal Financial Corporation 401(k) Retirement Plan as of December 31, 2014, which report appears in the December 31, 2015 annual report on Form 11-K of the Cardinal Financial Corporation 401(k) Retirement Plan.

/s/ KPMG LLP

McLean, Virginia
June 24, 2016